AMENDED AND RESTATED PROMISSORY NOTE


$2,050,000.00                                             Date: October 26, 2001



     FOR VALUE RECEIVED, RONALD M. DEFEO ("Payor") promises to pay to the order of TEREX CORPORATION, a Delaware corporation ("Payee"), at its office located at 500 Post Road East, Westport, Connecticut 06880, or at such other address as to which Payee shall give written notice to Payor, in lawful money of the United States of America and in immediately available funds the sum of Two Million Fifty Thousand Dollars ($2,050,000) on March 31, 2005 (the "Maturity Date"). Payor shall also pay interest on the unpaid principal hereof from January 1, 2001 until said principal hereof shall become due and payable, at the rate of 4.5% per annum. Interest hereunder shall be payable annually in arrears on April 1 of each calendar year commencing April 1, 2001, and on the Maturity Date.

     This Note amends and restates that certain Promissory Note dated March 2, 2000 in the original amount of $3,000,000 issued by Payor in favor of Payee (the "Old Note"), which Old Note is superseded by this Note and shall be deemed cancelled as of the date of this Note.

     If any payment of this Note becomes due and payable on a Saturday, Sunday or a legal holiday under the laws of the State of New York, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the rate set forth above during such extension.

     This Note may be voluntarily prepaid in whole or in part. Payor shall be required to prepay the principal amount of this Note as follows:

          (1) Within sixty (60) days after the closing price on the New York Stock Exchange of the common stock, par value $.01 (the "Terex Common Stock"), of Terex Corporation reaches $30 per share for ten (10) consecutive trading days, Payor shall prepay such amount of this Note so that the outstanding principal balance of the loan is reduced to $1,500,000 or less.

          (2) Within sixty (60) days after the closing price on the New York Stock Exchange of the common stock, par value $.01 (the "Terex Common Stock"), of Terex Corporation reaches $40 per share for ten (10) consecutive trading days, Payor shall prepay the remaining unpaid balance of this Note plus unpaid interest through the date of prepayment.

          (3) If Payor receives any payment with respect to the Terex Corporation 1999 Long-Term Incentive Plan, Payor is required to prepay the remaining unpaid balance of this Note plus interest through the date of prepayment.

     In the event that Payor is required to prepay this Note  pursuant to clause
(1) or (2) above, and at such time the Board of Directors of Terex Corporation determines that Payor can not sell Payor's shares of Terex Common Stock without a risk of violating securities or other laws, the prepayment date shall be extended until such date as Payor can legally sell shares of Terex Common Stock without restriction.

     This Note shall be deemed the "Promissory Note" under that certain Pledge and Assignment Agreement between Payor and Payee dated as of March 2, 2000 (the

"Pledge and Assignment Agreement"), and repayment of this Note is secured by a pledge of assets of Payor pursuant to the Pledge and Assignment Agreement.

     The following events shall constitute "Events of Default" hereunder:

          (a) If Payor shall fail to pay when due, whether at maturity, by acceleration or otherwise, the payment of any amount due hereunder;

          (b) If proceedings under any bankruptcy or insolvency law are commenced by Payor, or if proceedings under any bankruptcy or insolvency law are commenced against Payor, or if a general assignment for the benefit of creditors of Payor is made or if a trustee or receiver of Payor's property is appointed;

          (c) Payor's ceases to be an employee of Payee for any reason, including by reason of death or disability; or

          (d) Any agreement, instrument or document delivered to Payee by Payor shall terminate or become void or unenforceable without Payee's written consent.

     Payee shall be entitled, upon the occurrence of an Event of Default specified in clauses (a), (c) or (d), by declaration to such effect to accelerate payment of the unpaid balance of this Note, in which event the entire unpaid principal balance hereof shall immediately be due and payable together with interest. Upon the occurrence of an Event of Default specified in clause
(b) above, the entire unpaid principal balance hereof shall immediately be due and payable together with interest without declaration, notice or demand.

     No delay on the part of the holder in exercising any of its options, powers or rights nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the holder of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Failure of the holder hereof to assert any right herein shall not be deemed to be a waiver thereof. This Note may be modified or cancelled, only by the written agreement of Payor and Payee.

     Payor hereby waives presentment for payment, dishonor, protest, notice of protest and any demand whatsoever with respect to this Note. Payor agrees to pay all costs including all attorneys' fees and disbursements incurred by Payee in collecting or enforcing payment of this Note in accordance with its terms.

     This Note and the rights and obligations of Payor and Payee shall be governed by and construed in accordance with the internal laws of the State of Connecticut. Payor hereby waives any right to trial by jury in any legal proceeding related in any way to this.



                                            --------------------------
                                            Ronald M. DeFeo